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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated January 27, 2003, except for Note P which is dated March 6, 2003, accompanying the consolidated financial statements of Keystone Savings Bank and Subsidiary as contained in this Pre-Effective Amendment #3 of the Registration Statement and Prospectus on Form S-1/A of KNBT Bancorp, Inc. (File No. 333-105899) to be filed with the Securities and Exchange Commission on or about August 11, 2003. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
August 11, 2003